UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: January 9, 2024

(Date of earliest event reported)

GOLDRICH MINING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-06412

_________________

Alaska (State or other jurisdiction of incorporation)	91-0742812 (IRS Employer Identification No.)

2525 E. 29th Ave. Ste. 10B-160

Spokane, Washington 99223

(Address of principal executive offices, including zip code)

(509) 535-7367

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 6, 2024, the Board of Directors accepted the resignation of Mr. William Schara as Chief Executive Officer (“CEO”) and President of the Company, effective immediately, to focus on other business interests.

Mr. Steve Vincent has been appointed acting interim CEO, effective immediately. Mr. Vincent has been a member of the Board since 2014 and has over 35 years of experience as a finance specialist. He has held a range of positions with various companies including Moore Juran and Co., Miller and Schroeder Financial, Allison Williams Company, Piper Jaffray, and Northland Securities Inc. His roles have included metals distribution, debt instrument structuring, and private equity financing. Most recently Mr. Vincent has raised capital for companies developing the copper-nickel mining district of northeastern Minnesota. He has completed strategic equity investments for Duluth Metals, Franconia Minerals and Encampment Minerals. Mr. Vincent received a bachelor’s degree from Boston College.

The Goldrich Board of Directors would like to thank Mr. Schara for his years of service and devotion to the Company and wishes him well in his future endeavors.

The Company also announces that Dr. Michael Rasmussen has retired as a member of the Board of Directors, effective immediately, due to health reasons. The Company would like to thank Dr. Rasmussen for his years of service to the Company and wishes him well in his retirement.

Mr. Vincent, together with the Board of Directors, is currently reviewing strategic alternatives to re-capitalize the Company and plans to provide shareholders with a comprehensive update in the near future.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	News Release, January 9, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDRICH MINING COMPANY (Registrant)
Dated: January 9, 2023	By:	/s/ Ted R. Sharp
Ted R. Sharp Chief Financial Officer